REII INCORPORATED AND SUBSIDIARIES
                           (A DELAWARE CORPORATION)
                               Naples, Florida

                             FINANCIAL REPORTS
                                    AT
                             SEPTEMBER 30, 2001

REII INCORPORATED AND SUBSIDIARIES
(A DELAWARE CORPORATION)
Naples, Florida


TABLE OF CONTENTS
__________________________________________________________________________

   Independent Accountants' Report on Interim
   Financial Information                                     F-1

   Consolidated Balance Sheets at September 30, 2001
   (Unaudited)  and December 31, 2000                        F-2

   Consolidated Statements of Operations for the
   Three Months Ended September 30, 2001 and 2000
   (Unaudited) and for the Nine Months Ended
   September 30, 2001 and 2000 (Unaudited)                   F-3

   Consolidated Statements of Cash Flows for the
   Nine Months Ended
   September 30, 2001 and 2000 (Unaudited)                   F-4 - F-5

   Notes to the Consolidated Financial
   Statements (Unaudited)                                    F-6

























                          INDEPENDENT ACCOUNTANTS' REPORT




To the Board of Directors
REII Incorporated and Subsidiaries
(A Delaware Corporation)
Naples, Florida


        We have reviewed the accompanying consolidated balance sheet of REII Incorporated and Subsidiaries as of September 30, 2001, the related consolidated statements of operations for the three months and nine months ended September 30, 2001 and 2000, and the consolidated statements of cash flows for the nine months ended September 30, 2001 and 2000. These consolidated financial statements are the responsibility of the Company's management.

        We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

        Based on our review, we are not aware of any material modifications that should be made to such consolidated financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

        We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet of REII Incorporated and Subsidiaries as of December 31, 2000 (presented herein), and the related consolidated statements of changes in stockholders' equity, operations, and cash flows for the year then ended, (not presented herein); and in our report dated February 12, 2001, we expressed an unqualified opinion on those consolidated financial statements. We have not performed any audit procedures subsequent to the date of our report.






/s/ Rotenberg & Co., llp


Rotenberg & Co., llp
Rochester, New York
  October 24, 2001



REII INCORPORATED AND SUBSIDIARIES
(A DELAWARE CORPORATION)
Naples, Florida


CONSOLIDATED BALANCE SHEETS
___________________________________________________________________________
                                        (Unaudited)
                                        September 30,    December 31,
                                              2001           2000
____________________________________________________________________________

ASSETS

Revenue Producing Assets -
  Net of Accumulated Depreciation         $ 802,907     $ 1,219,018
Land Held for Investment                         -           24,000
Cash and Cash Equivalents                    31,187          18,113
Other Current Assets                          6,882           7,216
Tenant Escrow Account                        34,156          34,098
Office Property and Equipment -
  Net of Accumulated Depreciation             4,904           5,858
Organization Costs -
Net of Accumulated Amortization                 -                -
____________________________________________________________________________
Total Assets                              $ 880,036     $ 1,308,303
____________________________________________________________________________

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
Mortgages Payable - Banks                 $ 519,592     $   784,983
Mortgages Payable - Stockholder             204,991         365,943
Accounts Payable and Accrued Expenses         5,876          17,546
Tenant Escrow Liability                      34,156          34,098
Due to Stockholder                           53,603          55,580
____________________________________________________________________________
Total Liabilities                           818,218       1,258,150
____________________________________________________________________________

Stockholders' Equity
Common Stock:
$.001 Par; 20,000,000 Shares Authorized,
4,655,310 Shares Issued and Outstanding       4,655           4,655
Additional Paid-In Capital                  405,426         405,426
Deficit                                    (348,263)       (359,928)
____________________________________________________________________________
Total Stockholders' Equity                   61,818          50,153
____________________________________________________________________________
Total Liabilities and Stockholders'Equity $ 880,036     $ 1,308,303
____________________________________________________________________________

REII INCORPORATED AND SUBSIDIARIES
(A DELAWARE CORPORATION)
Naples, Florida

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
____________________________________________________________________________
                                   Three Months           Nine Months
                                 Ended September 30,    Ended September 30,
                                   2001        2000        2001     2000
____________________________________________________________________________
Revenues
Rental Income                   $ 36,360   $ 54,402   $ 108,298  $ 149,352
Management Services                3,855      4,073      11,334     13,765
Commissions                        4,025         -        4,425         -
____________________________________________________________________________
Total Revenues                    44,240     58,475     124,057    163,117
____________________________________________________________________________

Expenses
Direct Expenses
Depreciation                       8,358     14,493      25,798     42,422
Interest                          15,380     33,042      48,112     82,902
Real Estate Taxes and Insurance    5,313     10,516      17,751     29,921
Repairs and Maintenance            3,415     10,856      11,653     27,037
Other Direct Expenses              1,814      2,294       5,528      7,604
____________________________________________________________________________
Total Direct Expenses             34,280     71,201     108,842    189,886

____________________________________________________________________________

General and Administrative Expenses
Licenses, Dues, and Fees             371      1,137       1,596      6,515
Occupancy Expenses                 3,073        498       7,897      2,445
Other General and
Administrative Expenses            6,059      6,478      18,927     19,689
____________________________________________________________________________
Total General and
Administrative Expenses            9,503      8,113      28,420     28,649
____________________________________________________________________________
Total Expenses                    43,783     79,314     137,262    218,535
____________________________________________________________________________

Income (Loss) Before Other
Income and (Expenses)                457    (20,839)    (13,205)   (55,418)

Other Income and (Expenses)
Interest and Other Income             15        126         137        235
Gain on Sale of Land
Held for Investment               41,174          -      41,174         -
Loss on Sale of Revenue
Producing Assets                      -           -     (16,441)        -
____________________________________________________________________________
Income (Loss) Before
Provision for Taxes               41,646    (20,713)     11,665    (55,183)

Provision for Taxes                  -          -           -          -
____________________________________________________________________________

Net Income (Loss) for the Period $ 41,646  $ (20,713)  $ 11,665  $( 55,183)
____________________________________________________________________________
Weighted Average Number
of Common Shares Outstanding    4,655,310  4,655,310  4,665,310  4,665,310
____________________________________________________________________________
Income (Loss) Per Common Share-
Basic and Diluted                $   0.01  $   (0.00)  $   0.00  $   (0.01)

REII INCORPORATED AND SUBSIDIARIES
(A DELAWARE CORPORATION)
Naples, Florida


CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
____________________________________________________________________________
Nine Months Ended September 30,                  2001           2000
____________________________________________________________________________
Cash Flows from Operating Activities

Net Income (Loss) for the Period              $ 11,665        $(55,183)

Adjustments to Reconcile Net Income (Loss)
for the Period to Net Cash Flows
from Operating Activities:
Depreciation                                    27,376          43,991
Loss on Sale of Revenue Producing Assets        16,441              -
Gain on Sale of Land Held for Investment       (41,174)             _
Changes in Assets and Liabilities:
Other Current Assets                               334           7,286
Accounts Payable and Accrued Expenses          (11,670)          4,739
____________________________________________________________________________
Net Cash Flows from Operating Activities         2,972             833
____________________________________________________________________________

Cash Flows from Investing Activities
Acquisition of Office Equipment                   (624)           (528)
Improvements to Income Producing Properties     (3,351)        (21,390)
____________________________________________________________________________
Net Cash Flows from Investing Activities        (3,975)        (21,918)
____________________________________________________________________________

Cash Flows from Financing Activities
Proceeds from Sale of Revenue Producing Assets  97,167               -
Proceeds from Sale of Land Held for Investment  65,174               -
Repayment of Mortgages                        (148,252)         (11,999)

Capital Contribution                                -             3,545
Change in Due to Stockholder                       (12)          23,608
____________________________________________________________________________
Net Cash Flows from Financing Activities        14,077           15,154
____________________________________________________________________________
Net Increase (Decrease) in Cash
and Cash Equivalents                            13,074          (5,931)

Cash and Cash Equivalents - Beginning of Period 18,113          19,439
____________________________________________________________________________
Cash and Cash Equivalents - End of Period     $ 31,187        $ 13,508
____________________________________________________________________________

REII INCORPORATED AND SUBSIDIARIES
(A DELAWARE CORPORATION)
Naples, Florida


CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
____________________________________________________________________________
Nine Months Ended September 30,                   2001         2000
____________________________________________________________________________

SUPPLEMENTARY DISCLOSURES
____________________________________________________________________________

Interest Paid                                $  50,950      $  82,902
Income Taxes Paid                            $      -       $      -
____________________________________________________________________________

NON-CASH INVESTING AND FINANCING ACTIVITIES
____________________________________________________________________________

Acquisition of Subsidiary - RENI
   with Mortgage Financing                          -       $ 588,000
   with Stockholder Notes Payable                   -         322,000
   with Stockholder Capital Contribution            -          65,500
                                               _____________________________
      Total                                    $    -       $ 975,500
                                               _____________________________
Disposal of Revenue Producing Assets:
   Reduction of Mortgage (Banks) Financing     $ 208,408    $      -
Reduction of Mortgage (Stockholder) Financing  $  69,683    $      -
   Net Book Value of Disposed Revenue
   Producing Assets                            $ 393,664    $      -
____________________________________________________________________________

REII INCORPORATED AND SUBSIDIARIES
(A DELAWARE CORPORATION)
Naples, Florida


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
____________________________________________________________________________

Note A -        Basis of Presentation
        The condensed consolidated financial statements of REII Incorporated and Subsidiaries (the "Company") included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). Certain information and footnote disclosures normally included in financial statements prepared in conjunction with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate so that the information presented is not misleading. These condensed financial statements should be read in conjunction with the annual audited financial statements and the notes thereto included in the Company's Form 10-KSB, and other reports filed with the SEC.

        The accompanying unaudited interim financial statements reflect all adjustments of a normal and recurring nature which are, in the opinion of management, necessary to present fairly the financial position, results of operations and cash flows of the Company for the interim periods presented. The results of operations for these periods are not necessarily comparable to, or indicative of, results of any other interim period or for the fiscal year as a whole. Factors that affect the comparability of financial data from year to year and for comparable interim periods include the acquisition of additional income producing properties, sale or disposal of income producing properties and land held for investment, mortgage refinancing and/or early pay-off, and certain general and administrative costs. Certain financial information that is not required for interim financial reporting purposes has been omitted.

Note B -        Principles of Consolidation
        The consolidated financial statements include the accounts of the Company and its subsidiaries, Ricketts Enterprises International, Inc. (REI) and Ricketts Enterprises of Naples, Inc. (RENI). All significant intercompany balances and transactions have been eliminated in consolidation. The assets of RENI were sold during 2001 and the wholly owned subsidiary was subsequently dissolved.

Note C -        Other Matters
        The Company has an agreement represented by a Letter of Intent to purchase 12 residential rental properties and one commercial office property from Garfield Ricketts, a majority stockholder. Purchase price upon acquisition will be the properties' market value, based on independent appraisals. Market value of the 13 properties is currently approximately $1,165,000 based on Multiple Listing Service's market analysis, which tracks sales prices of comparable properties within the area. Terms of the agreement require the Company to assume, refinance, or pay off the balance due on the first mortgages on the properties of approximately $473,000 as of September 30, 2001, and pay the balance of the market value to Garfield Ricketts in cash or other form of payment acceptable to him. All properties to be acquired will be subject to updated independent property appraisals.

        Certain amounts in the prior year financial statements have been reclassified to conform with the current year presentation.
REII Incorporated and Subsidiaries


Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

Revenue Sources

The company generates revenue primarily from the rental of residential property, representing approximately 90% of total revenues and real estate management services and commissions, representing approximately 10% of total revenues. The Company plans to increase revenues by acquiring existing and/or developing new residential properties and commercial real estate.

Financial Condition, Liquidity, and Contingent Liabilities

The Company's long-term debt to capital (long-term debt and stockholders' equity) ratio at September 30, 2001 and December 31, 2000 was 92.1% and 95.8%, respectively.

The Company's source of working capital is from rental operating activities and prior capital contributions from stockholders. The Company has not borrowed any moneys from financial institutions for working capital needs. All debts of the Company are first mortgages on income producing properties.

Net cash provided by operating activities for the nine month periods ended September 30, 2001 and 2000 was $2,972 and $833, respectively.

Management of the Company believes that there are no commitments, uncertainties, or contingent liabilities that will have a materially adverse effect on the consolidated financial position or future results of operations of the Company.

REII Incorporated and Subsidiaries
____________________________________________________________________________

Capital Expenditures and Financing Requirements

The Company acquired 100% of the issued and outstanding common shares of Ricketts Enterprises of Naples, Inc. ("RENI") on March 15, 2000. RENI was formed on December 7, 1999 under the law of the State of Florida by two of REII's stockholders, Garfield Ricketts, a 62% stockholder, and Una Ricketts, a 15% stockholder, for the purpose of acquiring seven (7) rental real estate properties formerly owned by Garfield Ricketts. The properties were sold during 2001 and the subsidiary was subsequently dissolved.

The Company sold three parcels of land held for investment for $65,174. The land had a cost basis of $24,000. The proceeds of the sale were used to pay down mortgages on revenue producing assets.

There were no real property acquisitions or investments thereof during the nine months ended September 30, 2001.

Capital expenditures for improvements to income producing properties during the nine month periods ended September 30, 2001 and 2000 totaled $3,351 and $21,390, respectively.

Capital expenditures for office equipment additions during the nine month periods ended September 30, 2001 and 2000 totaled $624 and $528, respectively.

Net cash provided by financing activities for the nine month periods ended September 30, 2001 and 2000 was $14,077 and $15,154, respectively, which primarily included proceeds from the sale of assets, repayment of mortgages, and amounts due to majority stockholder for collection of rents on his personal properties.

The Company has an agreement represented by a Letter of Intent to purchase 12 residential rental properties and one commercial office property from Garfield Ricketts, a majority stockholder. Purchase price upon acquisition will be the properties' market value, based on independent appraisals. Market value of the 13 properties is currently approximately $1,165,000, based on Multiple Listing Service's market analysis, which tracks sales prices of comparable properties within the area. Terms of the agreement require the Company to assume, refinance, or pay off the balance due on the first mortgages on the properties of approximately $473,000 as of September 30, 2001, and pay the balance of the market value to Garfield Ricketts in cash or other form of payment acceptable to him. All properties to be acquired will be subject to updated independent property appraisals.

The Company will require funds to acquire additional income producing properties and/or real estate related entities. The Company will seek to borrow funds from financial institutions and raise money through the offering of its common stock. Management believes that the Company can continue to operate and meet its obligations via working capital from operating and financing activities. Management is of the opinion that inflation has not and will not have a material effect on the operations of the Company.


REII INCORPORATED AND SUBSIDIARIES
____________________________________________________________________________

Results of Operations

The following table sets forth for the periods indicated, the percentages which selected items in the Company's Statements of Operations bear to total revenues:
_____________________________________________________________________________
                                  Three Month Period      Nine Month Period
                                  Ended September 30,    Ended September 30,
                                   2001       2000        2001       2000
____________________________________________________________________________

Revenues
Rental Income                     82.2%       93.0%      87.3%      91.6%
Management Services                8.7%        7.0%       9.1%       8.4%
Commissions                        9.1%        0.0%       3.6%       0.0%
____________________________________________________________________________
Total Revenues                   100.0%      100.0%     100.0%     100.0%
____________________________________________________________________________

Expenses
Direct Expenses:
Depreciation                      18.9%       24.8%      20.8%      26.0%
Interest                          34.8%       56.5%      38.8%      50.8%
Real Estate Taxes and Insurance   12.0%       18.0%      14.3%      18.3%
Repairs and Maintenance            7.7%       18.5%       9.4%      16.6%
Other Direct Expenses              4.1%        3.9%       4.4%       4.7%
____________________________________________________________________________
Total Direct Expenses             77.5%      121.7%      87.7%     116.4%
____________________________________________________________________________

General and Administrative Expenses:

Licenses, Dues, and Fees           0.8%        1.9%       1.3%       4.0%
Occupancy Expenses                 7.0%        0.9%       6.4%       1.5%
Other General and
Administrative Expenses           13.7%       11.1%      15.2%      12.1%
____________________________________________________________________________
Total General and
Administrative Expenses           21.5%       13.9%      22.9%      17.6%
____________________________________________________________________________
Total Expenses                    99.0%      135.6%     110.6%     134.0%
____________________________________________________________________________
Income (Loss) Before Other
Income and (Expenses)              1.0%     (35.6)%    (10.6)%    (34.0)%

Other Income and (Expense)
Interest and Other Income          0.0%        0.2%       0.1%       0.2%
Loss on Sale of Revenue
Producing Assets                   0.0%        0.0%    (13.3)%       0.0%
Gain on Sale of Land
Held for Investment               93.1%        0.0%      33.2%       0.0%
____________________________________________________________________________
Income (Loss) Before
Provision for Taxes               94.1%      (35.4)%      9.4%    (33.8)%

Provision for Taxes                0.0%         0.0%      0.0%       0.0%
____________________________________________________________________________
Net Income (Loss) for the Period  94.1%      (35.4)%      9.4%    (33.8)%


REII INCORPORATED AND SUBSIDIARIES
____________________________________________________________________________

Nine Months Ended September 30, 2001 Compared With Nine Months Ended September 30, 2000

Net Income (Loss)
The Company reported net income of $11,665 for the nine months ended September 30, 2001, compared to a net loss of $55,183 for the nine months ended September 30, 2000. The income in 2001 was primarily due to a gain recognized on the sale of land held for investment. The loss in 2000 was primarily due to expenses incurred to acquire additional revenue producing assets and depreciation and maintenance of the revenue producing assets.

Revenues
Total revenues for the nine months ended September 30, 2001 decreased by $39,060 (23.9%) to $124,057 from $163,117 for the nine months ended
September 30, 2000. The decrease was due primarily to a decrease in rental income, due to the disposal of six (6) rental properties in the last quarter of 2000 and January 2001.

Direct Expenses
Direct expenses for the nine months ended September 30, 2001 decreased by $81,044 (42.7%) to $108,842 (87.7% of total revenues) from $189,886 (116.4%
of total revenues) for the nine months ended September 30, 2000. The decrease was due primarily to the disposal of six (6) rental properties in the last quarter of 2000 and January 2001.

General and Administrative Expenses
General and administrative expenses for the nine months ended September 30, 2001 decreased by $229 (0.8%) to $28,420 (22.9% of total revenues) from $28,649 (17.6% of total revenues) for the nine months ended September 30, 2000. The increase as a percentage of total revenues is due to a decrease in rental income in 2001 from the sale of revenue producing assets and an increase in occupancy expenses (rent) due to a transfer of the office building from the Company back to Garfield Ricketts, majority stockholder.

Income Taxes
There was no provision for income tax for the nine months ended September 30, 2001 because the Company has adequate carryforward net operating losses to use against current income amounts. There was no provision for income tax for the nine months ended September 30, 2000 because the Company was operating at a loss.


REII INCORPORATED AND SUBSIDIARIES
___________________________________________________________________________

Three Months Ended September 30, 2001 Compared With Three Months Ended September 30, 2000

Net Income (Loss)
The Company reported net income of $41,646 for the three months ended September 30, 2001, compared to a net loss of $20,713 for the three months ended September 30, 2000. The income in 2001 was primarily due to a gain recognized on the sale of land held for investment. The loss in 2000 was primarily due to depreciation and maintenance of the revenue producing assets and interest on long-term debt.

Revenues
Total revenues for the three months ended September 30, 2001 decreased by $14,235 (24.3%) to $44,240 from $58,475 for the three months ended September 30, 2000. The decrease was primarily due to a decrease in rental income, due to the disposal of six (6) rental properties in the last quarter of 2000 and January 2001.

Direct Expenses
Direct expenses for the three months ended September 30, 2001 decreased by $36,921 (51.9%) to $34,280 (77.5% of total revenues) from $71,201 (121.7% of total revenues) for the three months ended September 30, 2000. The decrease was due primarily to the to the disposal of six (6) rental properties in the last quarter of 2000 and January 2001.

General and Administrative Expenses
General and administrative expenses for the three months ended September 30, 2001 increased by $1,390 (17.1%) to $9,503 (21.5% of total revenues) from $8,113 (13.9% of total revenues) for the three months ended September 30, 2000. The increase was due primarily to the increase in occupancy expenses
(rent) due to the transfer of the office building from the Company back to Garfield Ricketts, majority stockholder.

Income Taxes
There was no provision for income tax for the three months ended September 30, 2001 because the Company has adequate carryforward net operating losses to use against current income amounts. There was no provision for income tax for the nine months ended September 30, 2000 because the Company was operating at a loss.